                                                                   EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October ___, 1996, by and among Service Experts, Inc., a Delaware corporation ("SEI"),
________________ Acquisition Sub, Inc., a Tennessee corporation and a wholly owned subsidiary of SEI ("Sub"), and __________________, ______________
corporation (the "Company").

                             W I T N E S S E T H :

         WHEREAS, the Company operates a heating, ventilating and air conditioning ("HVAC") service and replacement business;

         WHEREAS, the Boards of Directors of SEI and the Company each have determined that a business combination between SEI and the Company is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and, accordingly, have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

         WHEREAS, for federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, SEI, Sub and the Company desire to make certain representations, warranties and agreements in connection with the merger.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         Section 1.       The Merger.

                          (a)     The Merger. Subject to the terms and
conditions of this Agreement, at the Effective Time (as defined in Section 1(c)), the Company shall be merged with and into Sub in accordance with this Agreement, and the separate corporate existence of the Company shall thereupon cease (the "Merger"). Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effect set forth under the applicable provisions of the Tennessee Business Corporation Act and the ___________ Business Corporation Act.

                          (b)     The Closing. The closing of the transactions
contemplated by this Agreement (the "Closing") shall take place, following satisfaction of all of the conditions set forth in Sections 8, 9 and 10 hereof, or the waiver thereof (the "Closing Date"), at the offices of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, in Nashville, Tennessee, or at such other location as the parties shall mutually agree.

                          (c)     Effective Time. If all the conditions to the
Merger set forth in Sections 8, 9 and 10 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Section 11, the parties hereto shall cause Articles of Merger to be properly executed and filed in accordance with the relevant provisions of the Tennessee Business Corporation Act and the ___________ Business Corporation Act on the Closing Date. The Merger shall become effective at the time of filing of the Articles of Merger with the Secretaries of State of each of Tennessee and _____________, or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

         Section 2.       Charter and Bylaws of the Surviving Corporation.

                          (a)     Charter. The Charter of Sub in effect
immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

                          (b)     Bylaws. The Bylaws of Sub in effect
immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

         Section 3.       Directors and Officers of the Surviving Corporation.

                          (a)     Directors. The directors of Sub immediately
prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                          (b)     Officers. The officers of Sub immediately
prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

         Section 4. Effect of the Merger on Securities of Sub and the Company.

                          (a)     Sub Stock. At the Effective Time, each share
of Common Stock, $.01 par value per share, of Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, $.01 par value, of the Surviving Corporation.

                          (b)     Company Securities.

                                  (i)      At the Effective Time, the shares of
         Common Stock, $_____ par value per share (the "Company Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled pursuant to Section 4(b)(iii) and other than Dissenting Shares (as defined in Section 4(b)(iv), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive shares of Common Stock, $.01 par value per share (the "SEI Common Stock"), of SEI and cash in accordance with Section 4(c) hereof.

                                  (ii)     As a result of the Merger and
         without any action on the part of the holder thereof, at the Effective Time all shares of Company Common Stock (other than Dissenting Shares) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the SEI Common Stock and cash payable in accordance with
         Section 4(c)(i) upon the surrender of a certificate representing such shares of Company Common Stock.

                                  (iii)    Each share of Company Common Stock
         issued and held in the Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

                                  (iv)     Shares of Company Common Stock (the
         "Dissenting Shares") held by a shareholder who has properly exercised dissenters rights with respect thereto in accordance with Section _______ of the ____________ Business Corporation Act shall not be converted into shares of SEI Common Stock or cash, but shall, from and after the Effective Time, represent only the right to receive such consideration as may be determined to be due such dissenting shareholder pursuant to the Business Corporation Act. From and after the Effective Time, a shareholder of the Company who has properly exercised such dissenters rights shall no longer retain any rights of a shareholder of the Company, except those provided by the __________ Business Corporation Act.

                               (c)     Purchase Price; Exchange of Certificates.

                                  (i)      As of the Effective Time and except
         as provided in Section 4(c)(ii) below, SEI shall deliver to the holders of shares of Company Common Stock (the "Shareholders") an aggregate of $_______ (the "Purchase Price"), consisting of the certificates representing shares of SEI Common Stock based on a per share price of $_____ per share and the cash to be issued pursuant to
         Section 4(b) and paid pursuant to this Section 4(c) in exchange for certificates representing outstanding shares of Company Common Stock. The Purchase Price shall be allocated among the Shareholders as set forth on Schedule 4(c)(i) attached hereto.

                                  (ii)     An aggregate of 10% of the shares of
         SEI Common Stock to be issued pursuant to this Section 4(c) shall be held in escrow pursuant to the terms and conditions of the escrow agreement attached hereto as Schedule 4(c)(ii) (the "Escrow Agreement").

                                  (iii)    At or after the Effective Time,
         there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.

                                  (iv)     No fractional shares of SEI Common
         Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of SEI Common Stock, cash adjustments will be paid to holders in respect of any fractional share of SEI Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the "Average Price" of a share of SEI Common Stock. The "Average Price" of a share of SEI Common Stock shall be the average of the closing sales prices thereof as quoted on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) over the ten (10) business days immediately preceding the Closing Date.

                          (d)     Adjustment of Shares of Stock. In the event
that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of SEI Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the number of shares of SEI Common Stock to be delivered pursuant to this Agreement shall be appropriately adjusted.

                          (e)     Pre-Closing Adjustments to Purchase Price. As
promptly as practicable after the date hereof, the parties shall make initial adjustments to the Purchase Price (the "Pre-Closing Adjustments") based on the differences between (i) the Company's net income for the 12 month period ended ______________ (the "Valuation Period"), as presented in the Company's financial statements for such period, with such adjustments as are set forth on
Schedule 4(e) attached hereto, and (ii) the Company's net income for the Valuation Period, as presented in the "Final Valuation Statement" with such adjustments as are deemed appropriate by SEI's independent certified public accountants. SEI will cause a restated statement of income for the Valuation Period (the "Final Valuation Statement") to be prepared utilizing any adjustments identified as a result of the audit and/or review of the financial statements of the Company by SEI's independent certified public accountants. SEI shall deliver a schedule to the Shareholders detailing any Pre-Closing Adjustments and describing in detail the differences between the Purchase Price, as adjusted, and the amount set forth as the Purchase Price in this Agreement. Such schedule shall be delivered to the Shareholders with a copy of the Final Valuation Statement. The Final Valuation Statement shall be prepared in accordance with generally accepted accounting principles.

                          (f)     Post Closing Adjustments to Purchase Price.

                                  (i)      Promptly following the Closing Date,
         SEI will cause to be prepared by its independent certified public accountants a balance sheet of the Company as of the close of business on the Closing Date (the "Closing Balance Sheet"). SEI shall furnish to the Shareholders the Closing Balance Sheet within forty-five (45) days after the Closing Date.

                                  (ii)  Subject to the provisions of Section
         4(f)(iii) below, within ninety (90) days after the Closing Date (or as soon thereafter as possible), the parties shall make final adjustments to the Purchase Price (the "Post Closing Adjustments") based on the following:

                                        (A)     In the event the Company's
                 shareholders' equity (as presented in the Company's Closing Balance Sheet) as a percentage of net sales (as presented in the Company's Final Valuation Statement) is less than ten percent (10%), the Purchase Price will be reduced by an amount equal to the capital contribution required to result in shareholders' equity as a percentage of net sales equaling ten percent (10%).

                                        (B)     In the event the Company's
                 shareholders' equity (as presented in the Company's Closing Balance Sheet) as a percentage of net sales (as presented in the Company's Final Valuation Statement) is greater than ten percent (10%), the Purchase Price will be increased by an amount equal to the distribution required to result in shareholders' equity as a percentage of net sales equaling ten percent (10%). Any such increase in Purchase Price shall be offset by the reduction in Purchase Price, if any, set forth in subparagraph (D) below.

                                        (C)     In the event a Shareholder is
                 indebted to the Company, the Purchase Price payable to such Shareholder will be reduced by an amount equal to the indebtedness owing to the Company at the time of the Closing. Any such reduction shall first be applied to the cash portion of the Purchase Price and then to the shares of the SEI Common Stock.

                                        (D)     In the event the Company's
                 Closing Balance Sheet includes any indebtedness, other than indebtedness incurred in connection with the purchase of fixed assets subsequent to the Valuation Period, the Purchase Price will be reduced by an amount equal to the indebtedness outstanding on the Closing Date. Any such reduction shall first be applied to the cash portion of the Purchase Price and then to the shares of the SEI Common Stock.

                                        (E)     SEI shall deliver a schedule to
                 the Shareholders detailing any Post Closing Adjustments and detailing the differences between the Purchase Price, as adjusted, and the amount paid as the Purchase Price on the Closing Date. Such schedule shall be delivered to the Shareholders with a copy of the Closing Balance Sheet.

                                  (iii) Should the Shareholders dispute the
         Post Closing Adjustments proposed by SEI or the accuracy of the Closing Balance Sheet, they shall promptly (and in no event later than twenty (20) days after receipt of the Closing Balance Sheet and the required schedule of Post Closing Adjustments) advise SEI in writing. If after thirty (30) days after delivery of the Closing Balance Sheet, SEI and the Shareholders are unable to agree upon the amount of the Post Closing Adjustments, the Shareholders and SEI shall engage any "Big Six" certified public accounting firm not under contract with either the Company or SEI (the "Accountants") to review the Closing Balance Sheet and the proposed Post Closing Adjustments and determine the amount thereof, such determination to be made as soon as practicable. In making such review and determination, the Accountants shall utilize the terms and provisions of this Agreement including, without limitation, the provisions of Section 4(f)(v) hereof. The decision of the Accountants shall be binding on both the Shareholders and SEI. Each of SEI and the Shareholders shall pay one-half the reasonable expenses of engagement of the Accountants.

                                  (iv)     Within thirty (30) days of the
         Shareholders' receipt of the Closing Balance Sheet and the required schedule of Post Closing Adjustments (or, if the Shareholders dispute the Post Closing Adjustments, within ten (10) days of the resolution or determination of the adjustments in accordance with Section 4(f)(iii) above), either (A) the Shareholders shall pay SEI in cash or in the form of shares of SEI Common Stock (based on a price of $______ per share) the amount by which the Purchase Price paid on the Closing Date exceeds the Purchase Price, as adjusted, or (B) SEI shall pay the Company in cash or in the form of shares of SEI Common Stock (based on a price of $______ per share) the amount by which the Purchase Price paid on the Closing Date is less than the Purchase Price, as adjusted.

                                  (v)      The Closing Balance Sheet shall be
         prepared in accordance with generally accepted accounting principles.

         Section 5. Representations and Warranties of the Company. The Company represents and warrants to SEI as follows as of the date hereof and also as of the Closing Date:

                          (a)     Corporate Organization; Governing Documents
of the Company.

                                  (i)      The Company is a corporation duly
         organized, validly existing and in good standing under the laws of its state of incorporation. The Company has all requisite corporate power and authority to own or lease all of its properties or assets and holds all licenses, permits and other required authorizations from governmental authorities necessary to conduct its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in the jurisdictions set forth in Schedule 5(a), which includes every jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on
         (A) the Company's ability to perform its obligations under this Agreement and all accompanying documents to be executed and delivered by the Company in connection with the Merger (the "Transaction Documents") or (B) the assets, results of operations or prospects of the Company.

                                  (ii)     A copy of the Company's Articles of
         Incorporation and Bylaws, as amended to the date hereof, the books of account, minute books, stock record books and other records of the Company, all of which have been made available to SEI, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings of, and corporate action taken by, the Shareholders, the Board of Directors and committees of the Board of Directors of the Company, and no meeting of any such Shareholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.

                          (b)     Capitalization.

                                  (i)      The authorized capital stock of the
         Company consists of ________ shares of Company Common Stock, ________ shares of which are issued and outstanding as of the date hereof. There are no other classes of securities of the Company outstanding. All of the shares of Company Common Stock are listed and held of record as indicated on Schedule 5(b) and have been duly authorized and validly issued and are fully paid and nonassessable. There are no contracts relating to the issuance, sale, transfer or registration of the Company Common Stock or any other securities of the Company. There are no options, warrants, preemptive rights or other rights to purchase the shares of Company Common Stock or any other securities of the Company. None of the shares of Company Common Stock or other securities of the Company were issued in violation of the Securities Act or preemptive rights of any past or present holder of the Company Common Stock. There has been no transaction or action taken with respect to the Company Common Stock in contemplation of the Merger that would prevent the Company from accounting for the Merger as a reorganization within the meaning of Section 368 of the Code.

                                  (ii)     There is no plan or intention by any
         of the Shareholders who own one percent (1%) or more of the Company Common Stock, and to the best knowledge of management of the Company, there is no plan or intention on the part of the remaining Shareholders to sell, exchange or otherwise dispose of a number of shares of SEI Common Stock to be received by them in the Merger that would reduce the Shareholders' ownership of SEI Common Stock to a number of shares having a value, as of the Effective Time, of less than seventy-five percent (75%) of the value of all of the formerly outstanding shares of Company Common Stock as of the Effective Time.

                          (c)     Authorization and Validity. The Company has
full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the Shareholders, to consummate the transactions contemplated hereby. The Board of Directors of the Company has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted to the Shareholders for approval at a meeting of such Shareholders and, except for the adoption of this Agreement by the Shareholders, no other corporate proceedings on the part of the Company are necessary to consummate the transactions contemplated hereby. This Agreement, when executed, will constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                          (d)     No Defaults; Absence of Conflicts. The
Company is not in default under, nor has any event occurred which, with the lapse of time or action by a third party, could result in a default under, any outstanding indenture, mortgage, contract or agreement to which the Company is a party. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) violate any provision of, or result in the breach of, or constitute a default under, or conflict with, (A) any terms or provisions of the Articles of Incorporation or Bylaws of the Company or any resolution of the Company's Board of Directors, (B) any law the violation of which would result in a material liability to the Company, or (C) any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal; (ii) constitute a violation of or a default under, or a conflict with, any term or provision of any contract, commitment, indenture, lease or other agreement, or any other restriction of any kind to which the Company is a party or by which the Company is bound; (iii) cause, or give any party grounds to cause (with or without notice, the passage of time or both) the maturity of any liability or obligation of the Company to be accelerated, or increase any such liability or obligation; or (iv) create any lien, encumbrance or restriction upon any of the assets or properties of the Company.

                          (e)     Subsidiaries, Investments and Predecessors.
Except as set forth on Schedule 5(e), the Company has not owned and does not currently own, directly or indirectly, beneficially or equitably, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity. Set forth on Schedule 5(e) is a listing of all predecessor companies of the Company, including the names of any entities from whom the Company previously acquired material assets, and any other entity of which the Company has been a subsidiary or division. Except as listed on Schedule 5(e), the Company has not sold or disposed of, by way of asset sale, stock sale, spin-off or otherwise, any material assets or business of the Company.

                          (f)     Financial Statements. The financial
statements of the Company for the fiscal years ended December 31, 1993, 1994 and 1995 and the audit report thereon of _______________, independent auditors, copies of which are attached hereto as Schedule 5(f)(i), are true, correct and complete, have been prepared in accordance with generally accepted accounting principles, and fairly and accurately present the financial and business condition of the Company as of the dates thereof and the results of the operations of the Company for the periods covered thereby. The financial statements set forth in Schedule 5(f)(i) are collectively, together with the notes thereto, referred to as the "Financial Statements."

Except as reflected on Schedule 5(f)(ii), the Financial Statements accurately reflect or adequately provide for all claims against, and all debts and liabilities of, the Company, fixed or contingent, existing at the dates thereof.

                          (g)     Accounts Receivable and Payable. The accounts
receivable reflected on the Financial Statements arose in the ordinary course of business and, except as reserved against on the Financial Statements, are collectible in the ordinary course of business and consistent with past practices, free of any claims, rights or defenses of any account debtor. Except as set forth on Schedule 5(g), no accounts payable of the Company are, at this date, over 45 days old and no accounts payable of the Company will be over 45 days old at the Closing Date.

                          (h)     Absence of Certain Changes. Except as
disclosed on Schedule 5(h) or as reflected on the Financial Statements, the Company has not, since December 31, 1995, except in the ordinary course of business consistent with past practice:

                                  (i)      changed the Company's authorized or
         issued capital stock; granted any stock option or right to purchase shares of capital stock of the Company; issued any security convertible into such capital stock; granted any registration rights; purchased, redeemed, retired, or otherwise acquired any shares of any such capital stock; or declared or paid any dividend or other distribution or payment in respect of shares of capital stock;

                                  (ii)     amended the Articles of
         Incorporation, Bylaws or other organizational documents of the Company;

                                  (iii)    incurred any indebtedness or other
         liabilities (whether accrued, absolute, contingent or otherwise), guaranteed any indebtedness or sold any assets;

                                  (iv)     suffered any damage, destruction or
         loss to any of the tangible assets of the Company, whether or not covered by insurance;

                                  (v)      increased the regular rate of
         compensation payable by it to any employee or increased such compensation by bonus, percentage, compensation service award or similar arrangement theretofore in effect for the benefit of any of its employees, and no such increase is required;

                                  (vi)     hired, committed to hire or
         terminated any employee;

                                  (vii)    established or agreed to establish
         any pension, retirement or welfare plan for the benefit of its employees not theretofore in effect;

                                  (viii)   experienced any labor organizational
         efforts, strikes or formal complaints or entered into any collective bargaining agreements with any union;

                                  (ix)     suffered any change in its financial
         condition, assets, liabilities, business or prospects or suffered any other event or condition of any character which individually or in the aggregate has or might reasonably be expected to have a material adverse effect on its business or prospects;

                                  (x)      entered into any commitments or
         transactions or made any capital expenditures involving aggregate amount or value in excess of $25,000 or made any single capital expenditure which exceeded $10,000;

                                  (xi)     disposed of any of its assets,
         written down the value of any assets, written off as uncollectible any accounts receivable or revalued any of its assets;

                                  (xii)    subjected any of its assets,
         tangible or intangible, to any lien, encumbrance or restriction whatsoever, except for liens for current property taxes not yet due and payable;

                                  (xiii)   paid, discharged or satisfied any
         claims, liabilities or obligations (absolute, accrued, contingent or otherwise);

                                  (xiv)    entered into, terminated or received
         notice of termination of (A) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or
         (B) any contract or transaction involving a total remaining commitment by or to the Company of at least $10,000;

                                  (xv)     cancelled or waived any claims or
         rights with a value to the Company in excess of $10,000;

                                  (xvi)    made any change in any method of
         accounting or accounting practice;

                                  (xvii)   canceled, or failed to continue,
         insurance coverage; or

                                  (xviii)  agreed, whether in writing or
         otherwise, to take any action described in this Section 5(h).

                          (i)     Ownership of Properties. Schedule 5(i)(i)
sets forth a list of all of the material assets of the Company owned, leased or used by the Company in connection with the operation of its business (the "Assets"), including, as to real property owned or leased by the Company (the "Real Property"), the legal description of the Real Property. The present zoning, subdivision, building and other ordinances and regulations applicable to the Real Property permit the continued operation, use, occupancy and enjoyment of the Real Property consistent with past practices, and the Company is in compliance with, and has received no notices of violations of, any applicable zoning, subdivision or building regulation, ordinance or other law, regulation, or requirement. Except as set forth on Schedule 5(i)(ii), the Company has good and marketable title to all of the Assets owned by it including furniture, fixtures and equipment, fixed assets and inventory, and all contract rights and intangible assets, and good and valid leasehold estates in all of the Assets leased by it, free and clear of mortgages, security interests, liens, defects, charges, encumbrances, restrictions and rights of third parties (excluding accounts payable in the ordinary course of business). Schedule 5(i)(ii) also includes a UCC lien search for the Company showing security interests of record relating to the Assets in every place where such security interests are legally required to be filed and include copies of all such financing statements. All equipment and other personal property constituting a portion of the Assets is in good operating condition and repair, ordinary wear and tear excepted. The Assets constitute all of the operating assets of the Company necessary or appropriate for the continued operation of the business of the Company. The Company has sufficient title in and to the Assets necessary or advisable to operate and conduct the business of the Company in the same fashion as the Company was conducting such business.

                          (j)     Taxes. The Company has timely filed all
federal, state and local tax returns or information returns required to be filed by it. All of such returns have been prepared accurately and filed in accordance with applicable laws and regulations. Except as set forth on
Schedule 5(j), the Company has paid all taxes and assessments (including, without limitation, income, excise, unemployment, social security, occupation, franchise, property, sales and use taxes, import duties or charges, and all penalties and interest in respect thereof) due and payable by it. The Company and any predecessors in interest have withheld or collected from each payment made to each of their employees the amount of all taxes required to be withheld or collected therefrom, and the Company and any predecessors in interest have paid the same to the proper tax depositories or collecting authorities. Except as set forth on Schedule 5(j), the Company has not (i) been audited by any taxing authority, (ii) received notice that any taxing authority contemplates such an audit, (iii) signed any extension agreement with any taxing authority,
(iv) received notice of any deficiencies, adjustments, assessments or other charges with respect to taxes paid or payable or (v) made any payment, or provided any benefit, to any officer, employee, former officer or former employee that is not allowable as a deduction under the Code or the regulations thereunder.

                          (k)     Insurance. The Company maintains in full
force and effect, with no premium arrearages, insurance policies bearing the numbers, for the terms, with the companies, in the amounts and providing the coverage set forth on Schedule 5(k). True and correct copies of all such policies, and all endorsements thereto, have been delivered to SEI. All such policies are valid, outstanding and enforceable and taken together, provide adequate insurance coverage for the Assets and operations of the Company and will continue in full force and effect following the consummation of the Merger. Except as set forth on

Schedule 5(k), there are no pending claims against such insurance by the Company as to which insurers are defending under reservation of rights or have denied liability, and except as set forth on Schedule 5(k), there exists no claim under such insurance that has not been properly filed by the Company.

                          (l)     Environmental Conditions.

                                  (i)      The Company is currently in
         compliance with all Environmental Laws (as defined below), which compliance includes, without limitation, the possession by the Company of all permits and other governmental authorization required under applicable Environmental Laws to operate the business as currently operated, and is in compliance with the terms and conditions thereof.

                                  (ii)     The Company has not stored any
         Hazardous Substances (as defined below) on any of the Real Property, except in compliance with applicable Environmental Laws.

                                  (iii)    The Company has not disposed of or
         released any Hazardous Substances on any of the Real Property.

                                  (iv)     The Company has not utilized any
         transporters or disposal facilities for the transport or disposal of Hazardous Substances except as indicated on Schedule 5(l)(iv).

                                  (v)      The Company has not received any
         communication (written or oral), whether from a governmental authority, citizen's group, employee or otherwise, that alleges that such entity is not in full compliance with Environmental Laws, and there are no circumstances that may prevent or interfere with such full compliance in the future. There is no Environmental Claim (as defined below) pending or threatened against the Company.

                                  (vi)     There have been no actions,
         activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substances that could form the basis of any Environmental Claim against the Company, and the Company knows of no such actions, activities, circumstances, conditions, events or incidents.

                                  (vii)    The Real Property and, to the best
         knowledge of the Company, adjoining properties, have never been utilized for any industrial or commercial operation involving any Hazardous Substance except in the ordinary course of business.

                                  The following terms shall have the following
         meanings:

                                  "Environmental Claim" means any claim,
         action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of Hazardous Substances at any location which is or has been owned, leased, operated or utilized by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                                  "Environmental Laws" means the federal,
         state, regional, county or local environmental, health or safety laws, regulations, ordinances, rules and policies and common law in effect on the date hereof and the Closing Date relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and the Closing Date.

                                  "Hazardous Substances" means any toxic or
         hazardous waste, pollutants or substances, including, without limitations, asbestos containing materials ("ACMs"), polychlorinated biphenyls ("PCBs"), petroleum products, byproducts, or other hydrocarbon substances, substances defined or listed as a "hazardous waste", "hazardous substance", "toxic substance", "toxic pollutant", or similarly identified substance or mixture, in or pursuant to any Environmental Law and medical or infectious waste.

                          (m)     Contracts and Commitments. Except as
described on Schedule 5(m) hereto, the Company is not a party or subject to any of the following (whether written or oral, express or implied): (i) any agreement restricting competition or (ii) any commitments or obligations, contingent or otherwise, under any contract or agreement (A) for the purchase or sale of supplies, services or other items in excess of $10,000 in any one instance, (B) for the purchase or sale of any equipment or machinery which is capitalized or which is expensed and in excess of $10,000, (C) for the performance of services for others in excess of $10,000 in any one instance or for a period of more than 90 days, (D) for the lease of any property, tangible or intangible, (E) with any Shareholder, partner, officer or director of the Company or any affiliate of such persons, (F) not in the ordinary course of business or (G) for any power of attorney, whether limited or general, granted by or to the Company. The Company has delivered to SEI true and complete copies of all of the contracts, leases and agreements described on Schedule 5(m) (the "Company Agreements"). Except as noted in such Schedule, the Company Agreements are valid and in full force and effect, there has been no threatened cancellation thereof and there are no outstanding disputes thereunder; each is with unrelated third parties and was entered into on an arms-length basis in the ordinary course of business; all will continue to be binding in accordance with their terms after consummation of the transactions contemplated herein; and to the knowledge of the Company, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Company Agreements. There are no contracts, leases, agreements or other instruments to which the

Company is a party or is bound (other than insurance policies) which could either singularly or in the aggregate have an adverse effect on the value of the Company.

                          (n)     No Undisclosed Liabilities. With the
exception of the liabilities set forth on Schedule 5(n) or as reflected on the Financial Statements, the Company does not have any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise or whether due or to become due, and the Company knows or has no reason to know of any basis for the assertion against the Company of any such liability or obligation of any nature not described in Schedule 5(n).

                          (o)     Employees and Labor Matters.

                                  (i)      Schedule 5(o) contains a complete
         and accurate list of the following information for each employee or director of the Company: name; job title; current compensation paid or payable and any change in compensation since December 31, 1995; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan or any director plan.

                                  (ii)     No employee or director of the
         Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other person or entity that in any way adversely affects or will affect (A) the performance of his duties as an employee or director of the Company, or (B) the ability of the Company to conduct its business. To the Company's knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

                                  (iii)    The Company is in compliance in all
         material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the immigration Reform and Control Act of 1986.

                                  (iv)     Except as disclosed on Schedule 5(o),

                                        (A)     there are no charges,
                 governmental audits, investigations, administrative proceedings or complaints concerning the Company's employment practices pending or, to the knowledge of the Company, threatened before any federal, state or local agency or court, and, to the knowledge of the Company, no basis for any such matter exists;

                                        (B)     the Company is not a party to
                 any union or collective bargaining agreement, and, to the knowledge of the Company, no union attempts to organize the employees of the Company have been made, nor are any such attempts now threatened; and

                                        (C)     the Company has not experienced
                 any organized slowdown, work interruption, strike or work stoppage by its employees.

                          (p)     Employee Benefit Matters. The employee
benefit plans and agreements described in Schedule 5(p) hereto are the only employee benefit plans and agreements maintained by the Company for the benefit of its Shareholders, officers, directors, employees, former employees, or independent contractors, including, without limitation, (i) profit sharing, pension, ESOP, 401(k) or other retirement plans or programs, (ii) current and deferred compensation, severance, vacation, stock purchase, stock option, bonus and incentive compensation benefits and (iii) medical, hospital, life, health, accident, disability, death and other fringe and welfare benefits, including any split-dollar life insurance policies, all of which plans, programs, practices, policies and other individual and group arrangements and agreements, including any unwritten compensation, fringe benefit, payroll or employment practices, procedures or policies of any kind or description are hereinafter referred to as the "Benefit Plans." Except as disclosed on Schedule 5(p), there are no contributions or payments due with respect to any of the Benefit Plans, nor will any such contributions or payments be due or required to be paid on or prior to the Closing Date. Each Benefit Plan of the Company has been operated and administered in substantial compliance with the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), and the provisions of the Code applicable to it. No Benefit Plan of the Company that is subject to the minimum funding standards of ERISA or the Code, if any, has incurred any accumulated funding deficiency within the meaning of ERISA or the Code. All contributions with respect to a Benefit Plan of the Company that is subject to Code Section 412 or ERISA Section 302 have been timely made and there is no lien or expected to be a lien under Code Section 412(n) or ERISA Section 302(f) or tax under Code Section 4971. No Benefit Plan of the Company has a "liquidity shortfall" as defined in Code Section 412(m)(5). The Company is not subject to and cannot reasonably be expected to become subject to a lien under Code
Section 401(a)(29). No event has occurred in connection with a Benefit Plan of the Company that could result in liability to the Company under Title IV of ERISA. The Company has not incurred any liability to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan of the Company which is subject to Title IV of ERISA, if any. The assets of each Benefit Plan of the Company that is subject to Title IV of ERISA, if any, are sufficient to provide all "benefit liabilities" (as defined in ERISA Section 4001(a)(16)) under such Benefit Plan if such Benefit Plan terminated, and are also sufficient to provide all other benefits due under the Benefit Plan (including, but not limited to, ancillary, disability, shutdown, early retirement and welfare benefits). The Company has not had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multi-employer pension plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) at any time. No event which constitutes a reportable event as defined in Section 4043 of ERISA has occurred or is continuing with respect to any Benefit Plan covered by ERISA. No facts exist which will result in a material increase in the premium costs of any Benefit Plan for which benefits are insured or a material increase in benefit costs of any Benefit Plan which provides self-insured benefits. No "prohibited transaction" (as defined in ERISA Section 406 or Code Section 4975) has occurred with respect to any Benefit Plan. None of the Benefit Plans has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for former or retired employees of the Company, except as required to avoid excise taxes under Code Section 4980B. All Benefit Plans subject to Code Section 4980B or
Part 6 of Title I of ERISA have been maintained in compliance with the requirements of Code Section 4980B and Part 6 of Title I of ERISA. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that could result in the payment of any amount that would not be deductible under Code Sections 162(m) or 280G. As of the Closing Date, the Company has no material liabilities under any Benefit Plan that is not reflected in the Financial Statements.

                          (q)     Trademarks, Trade Names, Etc. Set forth on
Schedule 5(q) is a description of each trademark, trade name, service mark, patent or copyright held by the Company and any current registration or application with respect thereto. The Company is not currently in receipt of any notice of any violation of, and has no reason to believe that the Company's operations are violating the rights of others with respect to any such matter, and the Company has taken reasonable measures to protect its rights with respect to any such matters as are proprietary to the Company.

                          (r)     Litigation. Except as set forth in Schedule
5(r), there is no litigation, arbitration, governmental claim, investigation or proceeding pending or threatened against the Company, at law or in equity, before any court, arbitration tribunal or governmental agency. No such proceeding set forth in Schedule 5(r) concerns the ownership or other rights with respect to the Company Common Stock. The Company knows of no facts on which material claims may be hereafter made against the Company. All claims and litigation against the Company are fully covered by insurance, except as indicated on Schedule 5(r).

                          (s)     Compliance with Laws, Regulations and Court
Orders. There is not outstanding or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the Company, its Shareholders or the Company Common Stock. The Company is in compliance with all applicable federal, state and local laws, regulations and administrative orders, including without limitation those concerning the sale of insurance in connection with the warranties provided for pursuant to the Company's service and maintenance agreements, and have received no notices of alleged violations thereof except as disclosed in Schedule 5(s) hereof. Neither the Company, nor, to the knowledge of the Company, any licensed technician or other individual affiliated with the Company has, during the past three (3) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency for the purpose of any alleged improper activity on the part of such individual, nor has the Company received any notice of deficiency in connection with its operation. No governmental authorities are currently conducting proceedings against the Company and no such investigation or proceeding is pending or being threatened.

                          (t)     Certain Payments. Neither the Company nor any
Shareholder, director, officer, agent, or employee of the Company, or any other person associated with or acting for or on behalf of the Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or
(D) in violation of any law, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

                          (u)     Consents and Approvals. Except as set forth
on Schedule 5(u), no consents, approvals, authorizations or orders of third parties, including governmental authorities, are necessary for the authorization, execution and performance by the Company of this Agreement.

                          (v)     No Broker's Fees. The Company has no
liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                          (w)     Disclosure.

                                  (i)      No representation or warranty made
         herein by the Company, nor in any statement, certificate or instrument to be furnished to SEI by the Company pursuant to any Transaction Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained herein and therein not misleading.

                                  (ii)     There is no fact known to the
         Company that has specific application to the Company (other than general economic or industry conditions) and that materially adversely affects the Company Common Stock, the Assets or the business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement.

                          (x)     Reliance on Representations. The Company
understands and intends that SEI and its management will rely upon the representations of the Company made in this Agreement, and they are entitled to rely upon each and all of the same without further inquiry.

         Section 6. Representations and Warranties of SEI and Sub. SEI and Sub hereby represent and warrant to the Company as follows as of the date hereof and as of the Closing Date:

                          (a)     Corporate Organization. Each of SEI and Sub
is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority to execute and deliver this Agreement and holds all licenses, permits and other required authorizations from governmental authorities necessary to conduct its business as it is now being conducted.

                          (b)     Capitalization. As of the date hereof, SEI's
authorized capital stock consists of (i) 30,000,000 shares of SEI Common Stock, 8,576,610 of which are issued and outstanding and (ii) 10,000,000 shares of Preferred Stock, $.01 par value per share, none of which are issued and outstanding. All issued and outstanding shares of SEI Common Stock have been duly and validly authorized, issued, fully paid and nonassessable. No shareholder of SEI has any preemptive rights with respect to the issuance of shares of SEI Common Stock.

                          (c)     Authorization and Validity. The execution,
delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action. This Agreement, when executed, will constitute the legal, valid and binding obligation of SEI and Sub, enforceable against each in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                          (d)     Absence of Conflicting Agreements or Required
Consents. The execution, delivery and performance by SEI and Sub of the Transaction Documents to be executed and delivered by each (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of SEI's Restated Certificate of Incorporation or Bylaws or Sub's Charter or Bylaws; (iii) will not conflict with or result in a violation of any law, ordinance regulation, ruling, judgement, order or injunction of any court or governmental instrumentality to which SEI or Sub is a party or by which SEI or Sub or any of their properties are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which SEI or Sub is a party or by which any of their properties are bound; and (v) will not create any lien, encumbrance or restriction upon any of the assets or properties of SEI or Sub.

                          (e)     Governing Documents. True and correct copies
of the organizational documents and all amendments thereto of SEI and Sub (certified by the applicable Secretary of State) and copies of the Bylaws of SEI and Sub have been provided to the Company. The Company has previously been provided with access to SEI's and Sub's minutes, and such minutes accurately reflect all proceedings of the shareholders and board of directors of SEI and Sub (and all committees thereof). The stock record books of SEI and Sub, which have been made available to the Company for review, contain true, complete and accurate records of the stock ownership of SEI and Sub.

                          (f)     Litigation and Claims. There are no claims,
lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or threatened against SEI or Sub affecting the performance by SEI or Sub of the Transaction Documents and there is no basis for any such action or any state of facts or occurrence of any event which might give rise to the foregoing.

                          (g)     No Broker's Fees. Except as set forth on
Schedule 6(g), SEI and Sub do not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                          (h)     Statements True and Correct. No
representation or warranty made herein by SEI or Sub, nor in any statement, certificate or instrument to be furnished to the Company by SEI or Sub pursuant to any Transaction Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained herein and therein not misleading.

         Section 7.       Additional Covenants and Agreements.

                          (a)     Access to Information. The Company shall
accord to SEI and Sub, their counsel, accountants and other representatives full access throughout the period prior to the Closing to all of the properties, books, records, contracts, commitments and records of the Company and furnish SEI and Sub during such period with all such information concerning the business and properties of the Company as SEI and Sub and their representatives reasonably may request. Such parties shall also be allowed access, upon reasonable notice, to consult with the officers, employees, accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. In addition, at all times prior to the Closing, SEI and Sub will afford to the Company and their representatives access, upon reasonable notice, to all of SEI's and Sub's properties, books and records as the Company may reasonably request. No such investigation shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of any party under the Agreement.

                          (b)     Affirmative Covenants of the Company. During
the period from the date of this Agreement to the Closing Date, the Company will (i) continue to operate its business in the usual, regular, and ordinary course of business, consistent with past practices, (ii) obtain the written approval of SEI prior to making any capital expenditure in excess of $25,000 in the aggregate, (iii) maintain in effect adequate casualty, public liability, professional malpractice and workers' compensation insurance coverage, (iv) maintain the Assets in their present condition, (v) comply with all laws and regulations of governmental agencies or authorities, including applicable tax laws and regulations, (vi) operate its business in the manner necessary to maintain its reputation and the goodwill of its customers, vendors, lessors and others having business relations with the Company, and
(vii) to keep in force all licenses, permits and approvals necessary to the operation of its business as now conducted.

                          (c)     Negative Covenants of the Company. During the
period from the date of this Agreement to the Closing Date, the Company will not, without the prior written consent of SEI, and unless otherwise expressly permitted herein:

                                  (i)      enter into, renew, amend, breach or
         terminate any contract or agreement to which it is a party other than in the ordinary course of business;

                                  (ii)     increase the salary of or declare or
         pay any bonus to any employee;

                                  (iii)    incur any additional debt obligation
         or other obligation for borrowed money in excess of an aggregate of $25,000 except in the ordinary course of business of the Company consistent with past practices, or impose, or suffer the imposition, on any Asset of the Company of any lien or permit any such lien to exist;

                                  (iv)     issue, sell, repurchase, redeem, or
         otherwise acquire or exchange, directly or indirectly, any share of Company Common Stock or any securities convertible into any share of Company Common Stock, or declare or pay any dividend or make any other distribution in respect of the share of Company Common Stock;

                                  (v)      purchase or acquire any of the
         Assets, whether real or personal, tangible or intangible, or sell or dispose of any of the Assets, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices;

                                  (vi)     purchase any securities or make any
         material investment, either by purchase of stock or other securities, contributions to capital, asset transfers, or purchase of any assets, in any entity, or otherwise acquire direct or indirect control over any other entity;

                                  (vii)    except in the ordinary course of
         business (and, even if in the ordinary course of business, then not in an amount to exceed $25,000 in the aggregate), make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor;

                                  (viii)   make any loan to any person or
         increase the aggregate amount of any loan currently outstanding to any person;

                                  (ix)     engage in any transaction other than
         in the ordinary course of business and consistent with past practice;

                                  (x)      adopt any new employee benefit plan
         or make any material change in or to any Benefit Plan other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such Benefit Plan;

                                  (xi)     commence any litigation other than
         in accordance with past practice, settle any litigation involving any liability of the Company for material money damages or restrictions upon the operations of the Company;

                                  (xii)    fail to deliver to SEI any notice or
         other information regarding pending or threatened litigation in respect of it or its operations;

                                  (xiii)   take, fail to take, or permit any
         action, the result of which would be to make any representation or warranty of Section 5 untrue, or prevent the satisfaction of any condition set forth in Sections 8 and 10;

                                  (xiv)    change or alter any method of
         accounting; or

                                  (xv)     change any provision of its Articles
         of Incorporation or Bylaws.

                          (d)     Notice of Adverse Change. The Company will
advise SEI in writing of any material adverse change in the Assets, the business, financial condition or prospects of the Company from the date of this Agreement to the Closing Date.

                          (e)     Best Efforts. The Company will use its best
efforts to take all action and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. The Company will use its best efforts to secure all consents and approvals required to carry out the transactions contemplated by this Agreement and to satisfy all other conditions to the obligations of the Company and SEI hereunder.

                          (f)     Licenses; Permits. The Company will cooperate
in all reasonable respects with SEI in its applications to obtain such licenses and permits, if any, as may be necessary in order for SEI to operate the business as it is currently operated.

                          (g)     No Solicitation of Other Offers. The Company,
acting through any director, officer or other agent (including any investment banker, attorney, accountant or other representative retained by it), shall not solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to the acquisition of any of the shares of Company Common Stock or a substantial portion of the Assets. The Company will not, prior to the Closing, enter into or conduct any discussions with any other prospective purchaser of any or all of the Company Common Stock or the Assets regarding such a purchase or enter into any agreement or negotiations with respect to the disposition of any or all of the Company Common Stock or the Assets, regardless of the form of the transaction, without the consent of SEI, other than in the ordinary course of business. The Company shall promptly advise SEI in writing of any such inquiries, proposals or discussions received by the Company after the date hereof.

                          (h)     Confidentiality and Public Announcements. The
Company shall keep confidential all information concerning the Merger or provided to it by SEI and, in the event of termination of the Merger pursuant to Section 11, shall deliver to SEI all documents and other materials previously delivered (and copies thereof) concerning the transactions contemplated hereby. Neither the Company nor its Shareholders nor any of their representatives shall make any public announcement with respect to this Agreement without the prior written consent of SEI.

                          (i)     Risk of Loss. The Company shall retain all
risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement until the Closing. If the condemnation, destruction, loss or damage is such that the operation of the Company is materially interrupted or curtailed or any of the Assets are materially affected, then SEI shall have the right to terminate this Agreement. If SEI nonetheless elects to close, the Company shall remit all net condemnation proceeds or third party insurance proceeds to SEI, and either the number of shares of SEI Common Stock to be delivered or the cash to be paid pursuant to
Section 4(b)(i) shall be adjusted at the Closing to reflect such condemnation, destruction, loss or damage to the extent that insurance or condemnation proceeds are not sufficient to cover such destruction, loss or damage.

                          (j)     Subchapter S Matters. If the Company is an
"S" corporation, the Company shall prepare and file, at its expense, the short period tax returns of the Company ending on the Closing Date. Such returns shall be provided for SEI's prior review and approval, which approval shall not be unreasonably withheld or delayed. The Company shall file as an "S" corporation for that short period. SEI shall make available any information in its or the Company's possession which is reasonably required by the Company to complete such returns at no cost to the Company.

                          (k)     Affiliates. Each person who is an "Affiliate"
of the Company, as that term is defined in the Securities Act of 1933, as amended (the "Act"), hereby acknowledges and agrees to the following: (i) the shares of Common Stock issuable to such Affiliate will be held by such Affiliate pursuant to the provisions of the Act and the rules and regulations thereunder, (ii) no sale or disposition of such shares of Common Stock will be made except pursuant to the terms of SEI's "shelf" Registration Statement on Form S-4 (the "Registration Statement"), the post-effective amendment and the prospectus contained therein, the Act, and Rule 145(d) thereunder, and (iii) each such certificate representing the shares of Common Stock issued to an Affiliate will bear a restrictive legend setting forth the restrictions on transfer referred to above.

         Section 8. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                          (a)     This Agreement and the transactions
contemplated hereby shall have been approved in the manner required by applicable law, by the applicable regulations of the Nasdaq National Market and by any regulatory body, as the case may be, and by the requisite vote of the Shareholders.

                          (b)     Any waiting period applicable to the
consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated.

                          (c)     Neither of the parties hereto shall be
subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

                          (d)     SEI's Registration Statement shall have
become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the SEI Common Stock to be issued to the Shareholders in connection with the Merger shall have been received.

                          (e)     All consents, authorizations, orders and
approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of SEI and the Company (and their respective subsidiaries), taken as a whole, following the Effective Time.

                          (f)     The SEI Common Stock to be issued to the
Shareholders in connection with the Merger shall have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance.

         Section 9. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                          (a)     Representations and Warranties. The
representations and warranties of SEI and Sub set forth herein in Section 6 above shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of such date.

                          (b)     Performance; Document Delivery. SEI and Sub
shall have performed in all material respects, at or prior to the Closing Date, all acts in accordance with its covenants set forth herein, including, but not limited to, delivery to the Company of the following documents:

                                  (i)      Certificates for the Shares of SEI
         Common Stock and the cash payable pursuant to Section 4;

                                  (ii)     A good standing certificate
         regarding SEI certified by the Secretary of State of the State of Delaware dated within five business days prior to Closing;

                                  (iii)    A certificate dated as of the
         Closing Date signed by a duly authorized officer of SEI certifying that the representations and warranties of SEI set forth herein are true and correct in all material respects as of the Closing Date and that SEI has fulfilled all of the conditions of this Section 9;

                                  (iv)     Resolutions adopted by the Board of
         Directors of SEI approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of SEI; and

                                  (v)      An incumbency certificate certifying
         the identity of the officers of SEI.

                          (c)     Opinion of Counsel. SEI shall have delivered
to the Company an opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, counsel to SEI, dated the Closing Date, substantially in the form attached hereto as Schedule 9(c). In addition, the Company shall have received an opinion of counsel to the Company in form and substance satisfactory to the Company concerning the tax consequences of the Merger to the Company and the Shareholders.

                          (d)     No Injunction, Etc. No action proceeding,
investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business or operations of SEI, if such action, proceeding, investigation or legislation, in the reasonable judgment of the Company or its counsel, would make it inadvisable to consummate such transactions.

         Section 10. Conditions to Obligation of SEI and Sub to Effect the Merger. The obligations of SEI and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                          (a)     Due Diligence Review; Delivery of Schedules.
SEI shall have completed, and in its sole discretion be satisfied with the results of, its due diligence review of the operations and financial condition of the Company. The Company shall have delivered to SEI the Schedules called for by this Agreement, and such Schedules shall be satisfactory to SEI in its sole discretion.

                          (b)     Representations and Warranties. The
representations and warranties of the Company contained in this Agreement, or any document or instrument delivered to SEI hereunder, shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of such date.

                          (c)     Performance; Document Delivery. The Company
shall have performed in all material respects, at or prior to the Closing Date, all acts in accordance with their covenants herein, including, but not limited to, delivery to SEI of the following documents:

                                  (i)      A good standing certificate
         regarding the Company and any Shareholder that is not a natural person, certified by the Secretary of State of such party's state of organization dated within five business days prior to Closing;

                                  (ii)     A certificate dated as of the
         Closing Date signed by the duly authorized officers of the Company certifying that the representations and warranties of the Company set forth herein are true and correct in all material respects as of the Closing Date and that the Company has fulfilled all of the conditions of this Section 10;

                                  (iii)    Resolutions of the Board of
         Directors and Shareholders of the Company and any Shareholder that is not a natural person in form and substance satisfactory to SEI approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified by an appropriate officer of the Company and any such Shareholder;

                                  (iv)     An incumbency certificate certifying
         the identity of the officers of the Company and any Shareholder that is not a natural person;

                                  (v)      Certificates representing the shares
         of Company Common Stock being converted, together with accompanying stock transfer powers or instruments of assignment, duly endorsed in blank;

                                  (vi)     Resignations of each of the officers
         and directors of the Company effective as of the Closing Date;

                                  (vii)    Releases of each Shareholder and
         each officer and director of the Company concerning any claim against the Company other than current accrued wages and benefits;

                                  (viii)   All books and records of the
         Company, including all corporate and other records, minute books, stock record books, stock registers, books of accounts, contracts, agreements and such other documents or certificates as shall be reasonably requested by SEI; and

                                  (ix)     Evidence that all agreements or
         arrangements, whether written or oral, among the Shareholders and/or the Company that relate in any manner to the Company Common Stock have been terminated.

                          (d)     No Adverse Change. There shall not have been
any change between the date of the latest Financial Statements and the Closing Date which has had or will have a material adverse effect on the business, operations, financial condition, Assets or prospects of the Company, and a certificate shall have been delivered to SEI to such effect signed by each of the Shareholders and such executive officers of the Company as SEI may request.

                          (e)     Opinion of Counsel. SEI shall have been
furnished with a favorable opinion of counsel to the Company, dated the Closing Date, substantially in the form attached hereto as Schedule 10(e).

                          (f)     Consents and Approvals. The Company shall
have obtained all necessary consents and approvals, in form and substance satisfactory to SEI, required under all leases and other material contracts pertaining to the Assets or the business of the Company and satisfying any approval or permit or licensing requirements for consummation of this transaction and necessary to carry on the business of the Company as it is currently being conducted.

                          (g)     No Injunction, Etc. No action, proceeding,
investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business or operations of the Company, if such action, proceeding, investigation or legislation, in the reasonable judgment of SEI or its counsel, would make it inadvisable to consummate such transactions.

                          (h)     Lockup Agreements. Each person listed on
Schedule 10(h)(i) shall have entered into an agreement with SEI restricting the resale of shares of Common Stock substantially in the form attached hereto as
Schedule 10(h)(ii).

                          (i)     Employment Agreements. SEI and certain
employees of the Company shall have entered into employment agreements substantially in the form attached hereto as Schedule 10(i).

                          (j)     Indemnification Agreements. SEI and each of
the Shareholders shall have entered into Indemnification Agreements substantially in the form attached hereto as Schedule 10(j).

                          (k)     Escrow Agreements. SEI and each of the
Shareholders shall have entered into the Escrow Agreement pursuant to Section 4(c)(ii).

                          (l)     Pension Plan Liability. SEI shall be
satisfied that it will incur no liability with respect to pension or other post-retirement benefits, except pursuant to SEI's pension plan in which all full-time Company employees, who will remain employed by the Company after the Closing, are eligible to participate.

                          (m)     Board Approval. This Agreement and the Merger
shall have been approved and authorized by the Board of Directors of SEI.

         Section 11.      Termination.

                          (a)     Means of Termination.     This Agreement may
be terminated at any time prior to the Closing in the following ways:

                                  (i)      by the mutual consent in writing of
         the Company and SEI;

                                  (ii)     by SEI if there has been a material
         violation or breach by the Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived by SEI in writing, or if any of the conditions set forth in Sections 8 and 10 hereof have not been satisfied within six
         (6) months of the date hereof or have not been waived by SEI in writing;

                                  (iii)    by the Company if there has been a
         material violation or breach by SEI or Sub of any of the agreements, representations or warranties contained in this Agreement which has not been waived by the Company in writing, or if any of the conditions set forth in Sections 8 and 9 hereof have not been satisfied within six (6) months of the date hereof or have not been waived by the Company in writing; or

                          (b)     Effect of Termination.  Except as provided
in Section 12(b) hereof, in the event this Agreement is terminated in accordance with this Section 11, this Agreement shall become void and of no further force or effect, except the obligations of each party to preserve the confidentiality of documents, certificates and information furnished to such party pursuant hereto and for any obligation or liability of any party based on or arising from any breach or default by such party with respect to its representations, warranties, covenants or agreements contained in the Transaction Documents.

         Section 12.      Expenses and Remedies.

                          (a)     Expenses.        Except as provided in
section 12(b) hereof, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the Merger, including its own legal, accounting and audit fees.

                          (b)     Remedies.

                                  (i)      The Company agrees that if the
         Company terminates this Agreement pursuant to Section 11(a)(iii) because of the failure to receive approval of the Merger by the Shareholders, all expenses, including, without limitation, all legal and accounting expenses, incurred by SEI or Sub in connection with the negotiations among the parties, and the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby shall be paid by the Company.

                                  (ii)     The Company agrees that in the event
         of a termination of this Agreement pursuant to Section 11, for a period of six months from the date of such termination, neither the Company nor any of its officers, directors, management employees, affiliated persons or agents, or the Shareholders, will, directly or indirectly, (A) negotiate or discuss with any other person or entity any transaction involving a merger of the Company, or the sale of any shares in or assets of the Company (except for sales of inventory in the ordinary course of business) or any other business combination involving the Company, (B) reveal the terms of this Agreement to any person or entity except for the purpose of carrying out the transactions contemplated herein or (C) solicit, encourage, negotiate, discuss or accept any offer, bid or proposal from any person or entity respecting any transaction involving a merger of the Company, the sale of any shares in or assets of the Company (except for sales of inventory in the ordinary course of business) or any other business combination involving the Company.

         Section 13.      Indemnification.

                          (a)     Indemnification of SEI. The Company agrees to
indemnify and hold harmless SEI, each officer, director, employee or agent thereof, their respective controlling persons, and their respective estates, successors, and assigns (each an "Indemnified Party"), from and against any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) (the "Losses") reasonably incurred by such Indemnified Party as a result of:

                                  (i)      the untruth, inaccuracy or breach of
         any representation or warranty made by the Company pursuant to Section 5 of this Agreement or any other Transaction Document;

                                  (ii)     the nonfulfillment or breach of any
         covenant, agreement or obligation of the Company contained in this Agreement or any other Transaction Document;

                                  (iii)    any untrue statement of a material
         fact relating to the Company that was made in reliance upon and in conformity with information furnished by the Company to SEI and is contained in any preliminary prospectus, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or any omission by the Company to state therein a material fact relating to the Company required to be stated therein or necessary to make such statements therein not misleading, and which is not provided in writing to SEI by the Company;

                                  (iv)     any and all amounts of federal,
         state, and/or local income, franchise, property, and/or sales and use taxes that may be assessed against SEI with respect to any taxable period(s) ending on or before the date of this Agreement for which adequate provisions therefor have not been made through the Closing Date, as reflected on the Company's books of account and in the Company's financial statements as of the Closing Date; and the amount(s) of any interest and/or penalties that may be assessed with respect to said tax assessments. The amount(s) of any indemnification(s) arising under this Agreement is to be computed net of any and all tax benefits received by SEI as a result of the tax assessment(s);

                                  (v)      any matter on any Schedule hereto as
         may be specifically identified for indemnification in this Agreement or any other Transaction Document; and

                                  (vi)     any claim or demand by any person
         asserting any interest in any share of Company Common Stock or seeking dissenters' or appraisal rights or any other claim in respect to the Merger.

                          (b)     Limitations on the Company's Indemnity. The
Company shall be obligated to indemnify and hold harmless SEI pursuant to
Section 13(a) only to the extent that the aggregate of all indemnifiable Losses exceeds $25,000.

                          (c)     Indemnification of the Shareholders of the
Company. SEI shall indemnify and hold harmless the Shareholders pro rata in accordance with their holdings of shares of Company Common Stock as of the Effective Time (each an "Indemnified Party") from and against any and all Losses reasonably incurred by such Indemnified Party as a result of:

                                  (i)      the untruth, inaccuracy or breach of
         any representation or warranty made by SEI in this Agreement or in any other Transaction Document;

                                  (ii)     the nonfulfillment or breach of any
         covenant, agreement or obligation of SEI contained in this Agreement or in any other Transaction Document; or

                                  (iii)    any untrue statement or alleged
         untrue statement of a material fact relating to SEI (other than those that relate to the Company) contained in any preliminary prospectus, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based on any omission or alleged omission to state therein a material fact relating to SEI (other than the Company) required to be stated therein or necessary to make the statements therein not misleading.

                          (d)     Notification. Whenever any claim shall arise
for indemnification hereunder, the Indemnified Party shall notify the indemnifying party promptly after such Indemnified Party has actual knowledge of the facts constituting the basis for such claim, except that, in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, such Indemnified Party shall give prompt notice to the indemnifying party of such claim or the commencement of legal proceedings in respect of which recovery may be sought against the indemnifying party pursuant to the provisions of this Section 13. The notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any such claim without the prior written consent of the indemnifying party unless suit shall have been instituted against the Indemnified Party and the indemnifying party shall have failed, within fifteen
(15) days after notice of institution of the suit, to take control of such suit as provided in Section 13(e) below.

                          (e)     Defense of Actions. In connection with any
claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of such claim or legal proceeding, to the extent that the indemnifying party admits in writing its liability to the Indemnified Party with respect to all material elements thereof. If the indemnifying party assumes the defense of any such claim or legal proceeding, the obligations of the indemnifying party hereunder as to such claim or legal proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and to holding the Indemnified Party harmless from and against any losses, damages, expenses, or liability caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or legal proceeding. Each Indemnified Party agrees that it will cooperate with the indemnifying party in the defense of any such action, the defense of which is assumed by the indemnifying party. Except with the consent of the Indemnified Party, the indemnifying party shall not consent to the entry of any judgment arising from any such claim or legal proceeding which, in each case, does not include as an unconditional term thereof the delivering by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect thereof, unless the indemnifying party has actually paid to the Indemnified Party the full amount of such judgment or settlement. If the indemnifying party does not assume the defense of any claim or litigation, any Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the Indemnified Party may deem appropriate. The indemnifying party will promptly reimburse the Indemnified Party in accordance with the provisions hereof.

                          (f)     Payment. All indemnification hereunder shall
be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability or by set-off against (i) any amounts otherwise owed by SEI to the Company or by the Company to SEI, as the case may be, or (ii) the escrowed shares of SEI Common Stock and cash pursuant to the Escrow Agreement.

         Section 14. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered, mailed by first-class registered or certified mail, postage prepaid, return receipt requested or delivered by an overnight courier service, delivery charge prepaid:

                          (a)     If to the Company, to such address furnished
to SEI or at such other address as may be furnished to SEI by it in writing.

                          (b)     If to SEI, to:

                                  Service Experts, Inc.
                                  P. O. Box 17102
                                  Nashville, Tennessee 37217
                                  Attention: Alan R. Sielbeck

                                  with a copy to:

                                  Waller Lansden Dortch & Davis,
                                  A Professional Limited Liability Company
                                  511 Union Street, Suite 2100
                                  Nashville, Tennessee 37219
                                  Attention: J. Chase Cole, Esq.

         or at such other address as may have been furnished to the Company by SEI in writing.

         Section 18.      Miscellaneous.

                          (a)     Entire Agreement. This Agreement and the
Schedules, certificates and other documents delivered pursuant hereto contain and constitute the entire agreement and understanding between the Company and SEI and supersede and cancel all prior agreements and understandings relating to the subject matter hereof, whether written or oral, which shall remain in effect. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except in writing signed by the parties hereto.

                          (b)     Severability. Should any one or more of the
provisions of this Agreement or any agreement entered into pursuant hereto be determined to be illegal or unenforceable, all other provisions of this Agreement and such other agreements shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

                          (c)     Governing Law. This Agreement shall be
construed and enforced in accordance with the laws of the State of Tennessee without regard to its principles of conflicts of laws.

                          (d)     Further Assurances. Each party covenants that
at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

                          (e)     Waiver. Any failure on the part of any party
to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

                          (f)     Assignment. SEI and Sub may assign their
rights under this Agreement to any affiliated entity, but otherwise this Agreement shall not be assignable by any of the parties hereto without the written consent of all other parties.

                          (g)     Binding Effect. All of the terms of this
Agreement, whether so expressed or not, shall be binding upon the respective personal representatives, successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the respective personal representatives, successors and assigns of the parties hereto. This Agreement shall survive the Closing and not be merged therein.

                          (h)     Headings. The headings in this Agreement are
for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                          (i)     Counterparts. This Agreement may be executed
in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                          (j)     Survival of Representations and Warranties.
The representations and warranties of the parties contained in this Agreement or any other Transaction Document shall survive the Closing and shall not be extinguished thereby notwithstanding any investigation or other examination by any party.

                          (k)     Construction of Terms. The language used in
the Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party has reviewed this Agreement and that normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Whenever the masculine gender is used herein, it shall be deemed to include the feminine and the neuter.




                           [Signatures on Next Page]

                 IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and date first above written.


                                    SERVICE EXPERTS, INC.



                                    By:
                                       ---------------------------------
                                    Title: Chief Executive Officer




                                                 ACQUISITION SUB, INC.
                                    -------------


                                    By:
                                       ---------------------------------
                                    Title:
                                          ------------------------------





                                    By:
                                       --------------------------------
                                    Title:
                                          -----------------------------

                LIST OF SCHEDULES TO BE PROVIDED BY THE COMPANY



Schedule 4(c)(i)                Allocation of Purchase Price

Schedule 5(a)                   Jurisdictions Where Qualified

Schedule 5(b)                   Capitalization

Schedule 5(e)                   Predecessor Companies; Disposition of Assets

Schedule 5(f)(i)                Financial Statements

Schedule 5(f)(ii)               Exceptions to Financial Statements

Schedule 5(g)                   Accounts Receivable and Payable

Schedule 5(h)                   Absence of Certain Changes

Schedule 5(i)(i)                Ownership of Properties

Schedule 5(i)(ii)               Exceptions to Ownership of Properties

Schedule 5(j)                   Taxes

Schedule 5(k)                   Insurance

Schedule 5(l)(iv)               Environmental Conditions

Schedule 5(m)                   Contracts and Commitments

Schedule 5(n)                   Liabilities

Schedule 5(o)                   Employees and Labor Matters

Schedule 5(p)                   Employee Benefit Plans and Agreements

Schedule 5(q)                   Trademarks, Trade Names, Etc.

Schedule 5(r)                   Litigation

Schedule 5(s)                   Compliance with Laws, Regulations and Court
                                Orders

Schedule 5(u)                   Consents and Approvals

Schedule 10(e)                  Form of Opinion of Counsel to the Company

Schedule 10(h)(i)               Persons Subject to Lockup

                    LIST OF SCHEDULES TO BE PROVIDED BY SEI


Schedule 4(c)(ii)                 Form of Escrow Agreement

Schedule 4(e)                     Adjustments to Net Income

Schedule 6(g)                     No Broker's Fees

Schedule 9(c)                     Form of Opinion of Waller Lansden
                                  Dortch & Davis, A Professional
                                  Limited Liability Company

Schedule 10(h)(ii)                Form of Lockup Agreement

Schedule 10(i)                    Form of Employment Agreement

Schedule 10(j)                    Form of Indemnification Agreement